                                                                                                                        PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
January 26, 2009		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES 2008 RESULTS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced 2008 net income of $7.5 million and diluted earnings per share of $0.72, compared to $18.3 million and $1.74, respectively, in 2007.  For the fourth quarter 2008, Peoples reported a net loss of $3.1 million, or $0.30 per diluted share.  This loss resulted from a $13.4 million provision for loan losses and a $4.0 million ($2.6 million after-tax) non-cash impairment charge related to certain available-for-sale investment securities.   Peoples earned net income of $3.0 million, or $0.28 per diluted shares, last quarter, and $2.2 million, or $0.21 per diluted share, for the fourth quarter of 2007.
 “Our 2008 results reflect the challenging conditions within the financial services industry due to the contracting economy and commercial real estate market,” said Mark F. Bradley, President and Chief Executive Officer. “In the fourth quarter, the sustained weakness caused further declines in commercial real estate values and deterioration in financial condition of various commercial borrowers.  These conditions led to several impaired loans becoming under-collateralized due to the reduction in the estimated net realizable fair value of the underlying collateral.  We also downgraded various commercial real estate loans, which resulted in certain loans being placed on nonaccrual status.  This deterioration in loan quality dictates increasing our allowance for loan losses in the fourth quarter.”
Bradley continued, “Despite the very challenging environment in 2008, we generated positive results in several key areas, including increased total revenues, retail deposit growth and expense control.  We also took steps to strengthen Peoples’ capital position and liquidity levels to allow us greater flexibility to work through the credit issues within the loan portfolio.”
During the fourth quarter of 2008, Peoples increased its allowance for loan losses to $22.9 million, or 2.08% of total loans, at December 31, 2008, from $19.2 million, or 1.72%, at the prior quarter-end and $15.7 million, or 1.40%, at year-end 2007.  This increase reflects the changes in loan quality during the fourth quarter and was based on management’s quarterly analysis of the loan portfolio and estimation of probable credit losses.  This procedural methodology considers all significant information currently available regarding the factors that affect losses, such as changes in Peoples’ loan quality, historical loss experience and current economic conditions.
Fourth quarter 2008 net loan charge-offs were $9.7 million, compared to $2.1 million and $0.4 million for the third quarter of 2008 and fourth quarter of 2007, respectively.  The increase in net charge-offs was due primarily to $8.2 million of declines in collateral values securing certain impaired loans during the fourth quarter of 2008. These determinations were made in connection with management’s evaluation of the adequacy of the allowance for loan losses at December 31, 2008, and based upon updated analyses of collateral values received during the fourth quarter.  In 2008, net charge-offs totaled $20.4 million versus $2.8 million in 2007.
Peoples recorded a provision for loan losses of $13.4 million for the fourth quarter of 2008, compared to $6.0 million and $1.5 million for the third quarter of 2008 and fourth quarter of 2007, respectively.  The higher provision for loan losses in the fourth quarter of 2008 resulted from the increase in the allowance for loan losses, coupled with larger than previously estimated losses on impaired loans, due to the further downturn in the commercial real estate market and the economy in general during the quarter.  These adverse conditions continue to cause deterioration in credit quality within Peoples’ commercial loan portfolio and declines in commercial real estate collateral values.
    Nonperforming loans totaled $41.3 million, or 3.74% of total loans, at December 31, 2008, compared to $35.7 million, or 3.21%, at September 30, 2008, and $9.4 million, or 0.83% at year-end 2007.  During the fourth quarter of 2008, Peoples placed three commercial real estate loan relationships totaling $10.3 million on nonaccrual status.  This increase was partially offset by $5.3 million of charge-offs on existing nonaccrual loans, due to declines in collateral values.  Total nonperforming assets were $41.8 million, or 2.09% of total assets, at December 31, 2008, compared to $36.0 million, or 1.88%, at September 30, 2008 and $9.7 million, or 0.51%, at December 31, 2007.

PEOPLES BANCORP INC.
Fourth Quarter 2008 Earnings Release
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“Adverse economic conditions and declining real estate values during the fourth quarter intensified and placed added pressure on our commercial customers,” said Edward G. Sloane, Chief Financial Officer.  “However, the impact on the other segments of our loan portfolio has been less severe, with minimal changes in delinquency levels and losses.  We continue to be proactive in identifying potential problem loans and remain diligent in our collection efforts.”
In the fourth quarter of 2008, Peoples recorded a $4.0 million other-than-temporary impairment charge, of which $2.0 million related to a single bank-issued trust preferred security previously carried at $2.0 million and $2.0 million related to four collateralized debt obligation (“CDO”) investments previously carried at $6.1 million.   These charges were based upon management’s evaluation of the credit quality of underlying issuers.  In comparison, Peoples recorded a $5.5 million impairment charge in the fourth quarter of 2007, related to its CDO investments and preferred stocks issued by the Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”).
Throughout 2008, Peoples has proactively managed its investment portfolio to reduce credit and interest rate exposures.  These actions have included the systematic sale of Fannie Mae and Freddie Mac preferred stocks, which reduced Peoples’ exposure to additional losses from those investments.  Peoples also sold selected lower yielding longer-term investment securities and reinvested the net proceeds into similar securities with less price risk volatility. During the fourth quarter of 2008, Peoples took further steps to reposition the investment portfolio, which produced a $1.5 million ($1.0 million after-tax) securities gain.
Also in the fourth quarter of 2008, Peoples completed the sale of its Grayson, Kentucky banking office and sold its merchant credit card payment processing services, which generated an aggregate fourth quarter pre-tax gain of $775,000.  These transactions were part of Peoples’ ongoing efforts to improve operating efficiencies by redirecting resources to areas with better growth potential.
Throughout 2008, the capital positions of Peoples and its banking subsidiary have remained well above amounts needed to be considered well-capitalized by banking regulations.  At December 31, 2008, Peoples’ Tier 1 and Total Risk-Based capital ratios were 11.87% and 13.18%, respectively, compared to the prior year ratios of 11.91% and 13.23%, respectively, while the ratio of tangible equity to tangible assets was 6.21% at year-end 2008.  At the January 22, 2009 Special Meeting of Shareholders, Peoples’ shareholders approved an amendment to Peoples’ Amended Articles of Incorporation authorizing the issuance of preferred shares.  This authorization enables Peoples to obtain final approval for a $39 million capital investment through the TARP Capital Purchase Program established by the U.S. Department of Treasury.  Peoples expects to issue the entire $39 million of cumulative perpetual preferred shares.  After the issuance of these cumulative perpetual preferred shares, Peoples’ Total Risk-Based Capital ratio is expected to exceed 16%.  A Total Risk-Based Capital ratio of 10% is needed to be considered “well capitalized” by banking regulations.
“Our emphasis on protecting capital during 2008 is reflected in the relatively stable ratios compared to the prior year-end despite the elevated level of losses recognized,” said Sloane.  “Already in 2009, we have taken steps to fortify our capital position through our anticipated participation in the TARP Capital Purchase Program.  The additional capital will be used to continue making loans to qualified individuals and businesses, as we maintain our commitment to the communities we serve.”
Fourth quarter 2008 net interest income totaled $14.7 million, consistent with the prior quarter.  However, net interest margin compressed 6 basis points to 3.44%, due to the decline in Peoples’ asset yields from the downward repricing of prime-based loans in response to the Federal Reserve’s monetary actions, coupled with the impact of the additional nonaccrual loans and charge-offs, and limited opportunities to lower funding costs.  Compared to the fourth quarter of 2007, net interest income grew 6% and net interest margin expanded 4 basis points.  For the year, net interest income increased 8% to $58.5 million in 2008 and net interest margin expanded 19 basis points to 3.51%.  These improvements were driven by lower short-term market rates and resulted in a greater reduction in Peoples’ funding costs in comparison to asset yields.  Net interest income and margin also benefited from retail deposit growth in 2008, which has allowed Peoples to reduce the amount of higher-cost wholesale funding.
Peoples’ net interest income and margin include loan prepayment fees, interest reductions for loans placed on nonaccrual status and interest collected on nonaccrual loans.  The net impact of these items was a $75,000 reduction in income, or two basis points of margin, in the fourth quarter of 2008, compared to a $241,000, or five basis points, reduction in the third quarter of 2008 and $50,000, or one basis point, reduction in the fourth quarter of 2007.
    “In the fourth quarter of 2008, short-term rates fell to historically low levels, due to aggressive action by the Federal Reserve,” said Sloane.  “Although the reduction in market rates compressed net interest margin, net interest income was stable due to additional earning assets.  Net interest margin pressure could intensify if the Federal Reserve keeps rates at current ultra-low levels for an extended period.  We have shifted our balance sheet to an asset sensitive interest rate risk position in preparation for a rising interest rate environment and will monitor our interest rate risk exposures closely in an effort to preserve this balance sheet position.”

PEOPLES BANCORP INC.
Fourth Quarter 2008 Earnings Release
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Total non-interest income was $7.8 million in the fourth quarter of 2008, up 3% over the prior year fourth quarter.  Deposit account service charges and insurance revenues were both up 8%, while trust and investment income decreased 9%, due mostly to declining market values of managed assets.  Compared to the third quarter of 2008, non-interest income was down 4%, largely reflecting the normal fluctuation in insurance revenues based on the timing of policy renewals.  In 2008, non-interest income totaled $32.1 million versus $31.4 million in 2007, as gains in several areas were partially offset by lower mortgage banking income.  The largest gain occurred in Peoples’ electronic banking income, which increased 10% due to sustained growth in debit card activity.
Non-interest expense totaled $13.5 million for the fourth quarter of 2008, up 2% compared to last quarter and up 9% year-over-year.  For the year, total non-interest expense was $53.5 million in 2008 versus $51.5 million in 2007.  During the fourth quarter of 2008, Peoples incurred higher FDIC insurance expense compared to recent periods, due to a modest increase in assessment rates, coupled with the impact of utilizing the $1 million one-time credit received in 2007.  Peoples’ franchise tax expense was also up year-over-year, due to the $782,000 reduction in fourth quarter 2007’s expense from the resolution of matters related to Peoples’ Ohio corporation franchise tax liabilities in 2007.  Fourth quarter salary and benefit costs were unchanged from the prior quarter, but increased modestly year-over-year, due to the combination of normal base salary adjustments and higher employee medical benefit costs.  For the year, salary and benefit costs increased 4% to $28.5 million, as a reduction in incentive plan expense tied to Peoples’ full year 2008 results of operation partially offset the higher base salaries and employee medical benefit costs.
“The difficult operating environment during 2008 caused us to place even greater emphasis on non-interest revenue levels and diversification, while at the same time controlling operating expenses,” said Sloane.  “Overall, our non-interest revenue stream remains strong, although fiduciary and brokerage revenues continue to be impacted by the downturn in the market values of investments.  In addition, we controlled expenses, with much of the year-over-year increase isolated to higher deposit insurance premiums, additional franchise tax expense, modest base salary adjustments and higher employee medical benefit costs.”
Peoples’ effective tax rate was 2.1% for the year ended December 31, 2008, versus 23.3% for the year ended December 31, 2007.  The lower effective tax rate is largely attributable to the reduction in pre-tax income from the higher loan loss provision and impairment charges without a corresponding decrease in income from tax-exempt sources.
At December 31, 2008, total portfolio loan balances were $1.10 billion, down $9.6 million for the quarter and $16.9 million since year-end 2007, due mostly to normal commercial loan payoffs and the impact of charge-offs in 2008.  These declines were partially offset by growth in home equity and consumer loan balances during 2008, which increased 12% and 9%, respectively.  Peoples’ serviced real estate loan portfolio totaled $181.4 million at December 31, 2008, up from $180.4 million at September 30, 2008, and $176.7 million at December 31, 2007.
Retail deposit balances, which exclude brokered deposits, totaled $1.32 billion at December 31, 2008, up $81.3 million, or 26% annualized, for the fourth quarter of 2008, and up $195.5 million, or 17%, for the year.  These increases were due mostly to growth in interest-bearing balances, primarily retail certificates of deposit (“CDs”) and money market balances.  During 2008, Peoples has grown retail CDs by attracting funds from customers outside its primary market area as an alternative to higher-cost brokered deposits, which accounted for nearly $39 million of the fourth quarter growth and totaled $108 million for the year.  Contributing to the fourth quarter increase in retail CD balances was a single commercial customer deposit of $18 million through the Certificate of Deposit Account Registry System (“CDARS”) program.  Money market balances have increased throughout 2008 in response to Peoples offering more competitive rates, coupled with approximately $39 million of additional funds from trust customers in the fourth quarter of 2008 due to certain alternative money market funds offered by unaffiliated providers being closed to new investors.  Interest-bearing transaction account balances decreased $12.4 million in the fourth quarter of 2008, primarily attributable to seasonal fluctuations in governmental deposit balances.  Non-interest-bearing deposits also decreased $4.4 million for the quarter, due to lower commercial balances at December 31, 2008, but were up $5.0 million for the year, attributable to higher consumer balances.  The retail deposit growth during 2008 allowed Peoples to reduce the level of higher-cost wholesale funding compared to year-end 2007.
“In 2008, any positive results related to revenue growth and enhanced customer service were overshadowed by the impact of the turmoil in the economy, housing market and lower commercial real estate valuations,” summarized Bradley.  “We continue to navigate through the intense and unprecedented challenges within the financial services industry.  We believe the proactive measures taken during 2008 position Peoples for improved results in 2009 and enhance our ability for greater success when conditions start to recover.”
    Peoples Bancorp Inc. is a diversified financial products and services company with $2.0 billion in assets, 49 locations and 38 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank); and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

PEOPLES BANCORP INC.
Fourth Quarter 2008 Earnings Release
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Conference Call to Discuss Earnings:
    Peoples will conduct a facilitated conference call to discuss fourth quarter and full year 2008 results of operations today at 11:00 a.m. Eastern Daylight Time, with members of Peoples’ executive management participating.  Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442.  A simultaneous Webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples’ website, www.peoplesbancorp.com.  Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software.  A replay of the call will be available on Peoples’ website in the “Investor Relations” section for one year

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples’ financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “feel,” “expect,” “believe,” “plan,” and similar expressions.
These forward-looking statements reflect management’s current expectations based on all information available and its knowledge of Peoples’ business and operations.  Additionally, Peoples’ financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially.  These factors include, but are not limited to: (1) continued deterioration in the credit quality of Peoples’ loan portfolio could occur due to a number of factors, such as adverse changes in economic conditions that impair the ability of borrowers to repay their loans, the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be less favorable than expected, which may adversely impact the provision for loan losses; (2) competitive pressures among financial institutions or from non-financial institutions, which may increase significantly; (3) changes in the interest rate environment, which may adversely impact interest margins; (4) changes in prepayment speeds, loan originations, and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) general economic conditions and weakening in the economy, specifically the real estate market, either national or in the states in which Peoples does business, which may be less favorable than expected; (6) political developments, wars or other hostilities, which may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory changes or actions, which may adversely affect the business of Peoples; (8) adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within Peoples’ investment portfolio; (9) a delayed or incomplete resolution of regulatory issues that could arise; (10) Peoples’ ability to receive dividends from its subsidiaries; (11) changes in accounting standards, policies, estimates or procedures, which may impact Peoples’ reported financial condition or results of operations; (12) Peoples’ ability to maintain required capital levels and adequate sources of funding and liquidity; (13) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (14) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; and (15) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples’ reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance.  Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements.  Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from Peoples’ website.

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Fourth Quarter 2008 Earnings Release
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                                 PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
                                 PER SHARE DATA AND PERFORMANCE RATIOS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2008	2008	2007	2008	2007
Earnings per share:
Basic	$ (0.30)	$ 0.29	$ 0.21	$ 0.72	$ 1.75
Diluted	$ (0.30)	$ 0.28	$ 0.21	$ 0.72	$ 1.74
Cash dividends declared per share	$ 0.23	$ 0.23	$ 0.22	$ 0.91	$ 0.88
Book value per share	$ 18.06	$ 19.09	$ 19.70	$ 18.06	$ 19.70
Tangible book value per share (a)	$ 11.63	$ 12.62	$ 13.09	$ 11.63	$ 13.09
Closing stock price at end of period	$ 19.13	$ 21.77	$ 24.89	$ 19.13	$ 24.89
Dividend payout as a percentage of net income	-77.43%	81.23%	103.58%	127.03%	50.38%
Return on average equity (b)	-6.24%	5.82%	4.34%	3.67%	9.21%
Return on average assets (b)	-0.63%	0.61%	0.46%	0.39%	0.98%
Efficiency ratio (c)	57.26%	55.33%	54.14%	56.30%	57.07%
Net interest margin (fully tax-equivalent) (b)	3.44%	3.50%	3.40%	3.51%	3.32%

(a)	Excludes the balance sheet impact of intangible assets acquired through acquisitions.
(b)	Ratios are presented on an annualized basis.
(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses)

PEOPLES BANCORP INC.
Fourth Quarter 2008 Earnings Release
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PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
(in $000’s)	2008	2007	2008	2007
Interest income	$ 26,317	$ 28,738	$ 106,227	$ 113,419
Interest expense	11,600	14,823	47,748	59,498
Net interest income	14,717	13,915	58,479	53,921
Provision for loan losses	13,442	1,522	27,640	3,959
Net interest income after provision for loan losses	1,275	12,393	30,839	49,962

Net (loss) on securities transactions	(2,466)	(5,487)	(2,592)	(6,062)
Net (loss) gain on asset disposals	(8)	-	(19)	76
Other gains	775	-	775	-

Non-interest income:
Deposit account service charges	2,706	2,515	10,137	9,890
Insurance income	2,201	2,044	9,902	9,701
Trust and investment income	1,224	1,344	5,139	4,983
Electronic banking income	957	917	3,882	3,524
Bank owned life insurance	362	424	1,582	1,661
Mortgage banking income	181	163	681	885
Other	193	215	774	706
Total non-interest income	7,824	7,622	32,097	31,350
Non-interest expense:
Salaries and benefits	7,020	6,782	28,521	27,552
Net occupancy and equipment	1,371	1,381	5,540	5,298
Professional fees	618	532	2,212	2,246
Electronic banking expense	611	638	2,289	2,206
Data processing and software	559	616	2,181	2,210
Amortization of intangible assets	378	467	1,586	1,934
Franchise taxes	361	(363)	1,609	973
Marketing	283	437	1,293	1,515
FDIC insurance	219	35	361	146
Other	2,086	1,836	7,893	7,372
Total non-interest expense	13,506	12,361	53,485	51,452
(Loss) income before income taxes	(6,106)	2,167	7,615	23,874
Income tax (benefit) expense	(3,009)	(37)	160	5,560
Net (loss) income	$ (3,097)	$ 2,204	$ 7,455	$ 18,314

Earnings per share:
Basic	$ (0.30)	$ 0.21	$ 0.72	$ 1.75
Diluted	$ (0.30)	$ 0.21	$ 0.72	$ 1.74

Cash dividends declared per share	$ 0.23	$ 0.22	$ 0.91	$ 0.88

Weighted average shares outstanding:
Basic	10,333,888	10,344,437	10,315,263	10,462,933
Diluted	10,359,491	10,398,806	10,348,579	10,529,634

Actual shares outstanding (end of period)	10,333,884	10,296,748	10,333,884	10,296,748

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Fourth Quarter 2008 Earnings Release
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PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in $000’s)	2008	2007

ASSETS
Cash and cash equivalents:
Cash and due from banks	$ 34,389	$ 43,275
Interest-bearing deposits in other banks	1,209	1,925
Total cash and cash equivalents	35,598	45,200

Available-for-sale investment securities, at fair value (amortized cost of $696,855
at December 31, 2008 and $535,979 at December 31, 2007)	684,757	542,231
Other investment securities, at cost	23,996	23,232
Total investment securities	708,753	565,463

Loans, net of unearned interest	1,104,032	1,120,941
Allowance for loan losses	(22,931)	(15,718)
Net loans	1,081,101	1,105,223

Loans held for sale	791	1,994
Bank premises and equipment, net of accumulated depreciation	25,111	24,803
Bank owned life insurance	51,873	50,291
Goodwill	62,520	62,520
Other intangible assets	3,886	5,509
Other assets	32,705	24,550
TOTAL ASSETS	$ 2,002,338	$ 1,885,553

LIABILITIES
Non-interest-bearing deposits	$ 180,040	$ 175,057
Interest-bearing deposits	1,186,328	1,011,320
Total deposits	1,366,368	1,186,377

Federal funds purchased, securities sold under repurchase agreements,
and other short-term borrowings	98,852	222,541
Long-term borrowings	308,297	231,979
Junior subordinated notes held by subsidiary trusts	22,495	22,460
Accrued expenses and other liabilities	19,700	19,360
TOTAL LIABILITIES	1,815,712	1,682,717

STOCKHOLDERS’ EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,975,364 shares
issued at December 31, 2008, and 10,925,954 shares issued at December 31, 2007)	164,716	163,399
Retained earnings	50,512	52,527
Accumulated comprehensive (loss) income, net of deferred income taxes	(12,288)	3,014
Treasury stock, at cost (641,480 shares at December 31, 2008, and
629,206 shares at December 31, 2007)	(16,314)	(16,104)
TOTAL STOCKHOLDERS’ EQUITY	186,626	202,836
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 2,002,338	$ 1,885,553

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Fourth Quarter 2008 Earnings Release
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PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2008	2008	2008	2008	2007

LOAN PORTFOLIO
Commercial, mortgage	$ 478,298	$ 490,978	$ 499,043	$ 498,426	$ 513,847
Commercial, other	178,834	181,783	186,346	180,523	171,937
Real estate, construction	77,917	70,899	53,170	72,326	71,794
Real estate, mortgage	231,778	234,823	234,870	237,366	237,641
Home equity lines of credit	47,635	46,909	44,595	43,101	42,706
Consumer	87,902	85,983	83,605	81,108	80,544
Deposit account overdrafts	1,668	2,235	3,223	2,879	2,472
Total loans	1,104,032	1,113,610	1,104,852	1,115,729	1,120,941

DEPOSIT BALANCES
Interest-bearing deposits:
Retail certificates of deposit	$ 626,195	$ 563,124	$ 557,406	$ 549,439	$ 499,684
Interest-bearing transaction accounts	187,100	199,534	202,063	211,708	191,359
Money market deposit accounts	213,498	175,120	172,048	156,206	153,299
Savings accounts	115,419	118,634	116,485	114,433	107,389
Total retail interest-bearing deposits	1,142,212	1,056,412	1,048,002	1,031,786	951,731
Brokered certificates of deposits	44,116	9,971	39,781	39,756	59,589
Total interest-bearing deposits	1,186,328	1,066,383	1,087,783	1,071,542	1,011,320
Non-interest-bearing deposits	180,040	184,474	193,265	177,449	175,057
Total deposits	1,366,368	1,250,857	1,281,048	1,248,991	1,186,377

ASSET QUALITY
Nonperforming assets:
Loans 90 days or more past due	$ –	$ 1,852	$ 290	$ 438	$ 378
Nonaccrual loans	41,320	33,896	20,910	17,061	8,980
Total nonperforming loans	41,320	35,748	21,200	17,499	9,358
Other real estate owned	525	260	411	343	343
Total nonperforming assets	$ 41,845	$ 36,008	$ 21,611	$ 17,842	$ 9,701

Allowance for loan losses as a percent of
nonperforming loans	55.5%	53.6%	71.8%	91.2%	168.0%
Nonperforming loans as a percent of total loans	3.74%	3.21%	1.92%	1.57%	0.83%
Nonperforming assets as a percent of total assets	2.09%	1.88%	1.13%	0.94%	0.51%
Nonperforming assets as a percent of total loans and
other real estate owned	3.79%	3.23%	1.96%	1.60%	0.87%
Allowance for loan losses as a percent of total loans	2.08%	1.72%	1.38%	1.43%	1.40%

CAPITAL INFORMATION(a)
Tier 1 risk-based capital	11.87%	12.35%	12.10%	12.12%	11.91%
Total risk-based capital ratio (Tier 1 and Tier 2)	13.18%	13.68%	13.33%	13.43%	13.23%
Leverage ratio	8.17%	8.66%	8.72%	8.81%	8.48%
Tier 1 capital	$ 156,176	$ 160,556	$ 159,242	$ 158,919	$ 154,933
Total capital (Tier 1 and Tier 2)	$ 173,390	$ 177,823	$ 175,397	$ 176,083	$ 172,117
Total risk-weighted assets	$ 1,315,467	$ 1,299,711	$ 1,316,021	$ 1,310,895	$ 1,301,056
Tangible equity to tangible assets (b)	6.21%	7.03%	7.30%	7.67%	7.42%
                                  (a) December 31, 2008 data based on preliminary analysis and subject to revision.
                                  (b) Excludes balance sheet impact of intangible assets acquired through acquisitions on both total stockholders’ equity and total assets.

PEOPLES BANCORP INC.
Fourth Quarter 2008 Earnings Release
- Page 9 of 11 -

PEOPLES BANCORP INC. PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2008	2008	2007	2008	2007
PROVISION FOR LOAN LOSSES
Provision for Overdraft Privilege losses	$ 507	$ 421	$ 172	$ 1,125	$ 558
Provision for other loan losses	$ 12,935	$ 5,575	$ 1,350	$ 26,515	$ 3,401
Total provision for loan losses	$ 13,442	$ 5,996	$ 1,522	$ 27,640	$ 3,959

NET CHARGE-OFFS
Gross charge-offs	$ 10,101	$ 2,510	$ 840	$ 21,969	$ 4,701
Recoveries	433	441	395	1,542	1,951
Net charge-offs	$ 9,668	$ 2,069	$ 445	$ 20,427	$ 2,750

NET CHARGE-OFFS BY TYPE
Commercial	$ 8,835	$ 1,428	$ 32	$ 18,025	$ 1,315
Real estate	220	140	172	815	404
Overdrafts	389	341	177	965	569
Consumer	226	161	66	634	468
Credit card	(2)	(1)	(2)	(12)	(6)
Total net charge-offs	$ 9,668	$ 2,069	$ 445	$ 20,427	$ 2,750

Net charge-offs as a percent of loans (annualized)	3.45%	0.74%	0.16%	1.83%	0.24%

PEOPLES BANCORP INC. SUPPLEMENTAL INFORMATION

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2008	2008	2008	2008	2007

Trust assets under management	$ 685,705	$ 734,483	$ 770,714	$ 775,834	$ 797,443
Brokerage assets under management	$ 184,301	$ 207,284	$ 216,930	$ 221,340	$ 223,950
Mortgage loans serviced for others	$ 181,440	$ 180,441	$ 182,299	$ 178,763	$ 176,742
Employees (full-time equivalent)	546	545	554	556	559
Announced treasury share plans: (a)
Total shares authorized for plan	500,000	500,000	500,000	500,000	925,000
Shares purchased	-	-	-	13,600	84,600
Average price	$ -	$ -	$ -	$ 21.59	$ 24.25

                                        (a) 2008 data reflects shares purchased under the repurchase plan announced on November 9, 2007, authorizing the repurchase of up to 500,000 common shares, upon the completion of the 2007 Stock Repurchase Program. 2007 data reflects shares purchased under the repurchase plan announced on November 9, 2007, and under the 2007 Stock Repurchase Program announced on January 12, 2007, authorizing the repurchase of up to 425,000 common shares.  The number of common shares purchased for treasury and average price paid are presented for the three-month period ended on the date indicated.

PEOPLES BANCORP INC.
Fourth Quarter 2008 Earnings Release
- Page 10 of 11 -

PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST INCOME

	Three Months Ended
	December 31, 2008			September 30, 2008			December 31, 2007
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
ASSETS
Short-term investments	$ 1,455	$ 4	0.96%	$ 2,640	$ 12	1.87%	$ 2,632	$ 31	4.64%
Investment securities (a)	660,467	9,213	5.58%	620,475	8,381	5.40%	581,971	7,906	5.43%
Gross loans (a)	1,116,024	17,487	6.25%	1,109,478	18,052	6.45%	1,125,794	21,232	7.48%
Allowance for loan losses	(20,650)			(16,554)			(15,048)
Total earning assets	1,757,296	26,704	6.06%	1,716,039	26,445	6.15%	1,695,349	29,169	6.85%

Intangible assets	66,589			67,006			68,275
Other assets	131,286			130,991			128,747
Total assets	1,955,171			1,914,036			1,892,371

LIABILITIES AND EQUITY
Interest-bearing deposits:
Savings	116,807	167	0.57%	117,590	155	0.52%	109,543	181	0.66%
Interest-bearing demand deposits	194,767	806	1.65%	202,402	900	1.77%	185,246	1,037	2.22%
Money market	177,795	755	1.69%	176,510	852	1.92%	151,582	1,364	3.57%
Brokered time	39,947	347	3.46%	23,716	291	4.88%	59,306	774	5.18%
Retail time	610,009	5,531	3.61%	560,463	5,260	3.73%	506,014	5,698	4.47%
Total interest-bearing deposits	1,139,325	7,606	2.66%	1,080,681	7,458	2.75%	1,011,691	9,054	3.55%

Short-term borrowings	100,266	377	1.47%	133,511	689	2.02%	245,977	2,804	4.48%
Long-term borrowings	320,880	3,617	4.41%	297,901	3,314	4.38%	244,822	2,965	4.83%
Total borrowed funds	421,146	3,994	3.73%	431,412	4,003	3.65%	490,799	5,769	4.61%
Total interest-bearing liabilities	1,560,471	11,600	2.95%	1,512,093	11,461	3.01%	1,502,490	14,823	3.91%

Non-interest-bearing deposits	183,993			186,412			173,411
Other liabilities	13,387			13,729			15,071
Total liabilities	1,757,851			1,712,234			1,690,972

Stockholders’ equity	197,320			201,802			201,399
Total liabilities and equity	$ 1,955,171			$ 1,914,036			$ 1,892,371

Net interest income/spread (a)		$ 15,104	3.11%		$ 14,984	3.14%		$ 14,346	2.94%
Net interest margin (a)			3.44%			3.50%			3.40%

(a) Information presented on a fully tax-equivalent basis.

PEOPLES BANCORP INC.
Fourth Quarter 2008 Earnings Release
- Page 11 of 11 -

	Year Ended
	December 31, 2008			December 31, 2007
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
ASSETS
Short-term investments	$ 2,871	$ 65	2.28%	$ 3,512	$ 170	4.84%
Investment securities (a)	615,311	33,395	5.43%	563,462	29,595	5.25%
Gross loans (a)	1,113,247	74,373	6.69%	1,122,808	85,150	7.58%
Allowance for loan losses	(17,428)			(14,775)
Total earning assets	1,714,001	107,833	6.29%	1,675,007	114,915	6.86%

Intangible assets	67,203			68,440
Other assets	128,798			128,670
Total assets	1,910,002			1,872,117

LIABILITIES AND EQUITY
Interest-bearing deposits:
Savings	114,651	583	0.51%	113,629	725	0.64%
Interest-bearing demand deposits	199,639	3,578	1.79%	179,827	3,841	2.14%
Money market	168,075	3,482	2.07%	147,565	5,647	3.83%
Brokered time	39,151	1,843	4.71%	65,461	3,364	5.14%
Retail time	561,143	21,824	3.89%	521,506	23,398	4.49%
Total interest-bearing deposits	1,082,659	31,310	2.89%	1,027,988	36,975	3.60%

Short-term borrowings	142,670	3,383	2.33%	237,142	11,835	4.93%
Long-term borrowings	286,905	13,055	4.48%	219,915	10,688	4.81%
Total borrowed funds	429,575	16,438	3.78%	457,057	22,523	4.87%
Total interest-bearing liabilities	1,512,234	47,748	3.15%	1,485,045	59,498	3.99%

Non-interest-bearing deposits	180,973			172,571
Other liabilities	13,892			15,707
Total liabilities	1,707,099			1,673,323

Stockholders’ equity	202,903			198,794
Total liabilities and equity	$ 1,910,002			$ 1,872,117

Net interest income/spread (a)		$ 60,085	3.14%		$ 55,417	2.87%
Net interest margin (a)			3.51%			3.32%

(a) Information presented on a fully tax-equivalent basis.

END OF RELEASE